Exhibit 99.1

ViewCast Announces the Resignation of David A. Dean from the Board of Directors


     DALLAS--(BUSINESS WIRE)--xx--ViewCast Corporation (OTCBB:VCST), a developer of video and audio communications products enabling dynamic content delivery, today announced that David A. Dean has stepped down from his position on the ViewCast board of directors.
     Dean, who has served on the ViewCast board since December 1999, decided to resign effective March 28, 2006 to devote time to other business obligations. As chairman and chief executive officer of Dean International, Inc., an international public policy consulting agency, Dean no longer has the time necessary to actively participate on the ViewCast board.
     "It has been a pleasure participating on the ViewCast board, and having the opportunity to work with their dedicated group of professionals," said David Dean. "My best wishes to the board of directors and management team for continued success now and in the future."
     "David has been a valuable member of our board since 1999," commented George Platt, ViewCast chief executive officer. "His contributions and expertise will be greatly missed. We wish him all the best in the future. We are evaluating potential candidates to fill his seat on the board and will announce a new director soon."

     About ViewCast Corporation

     ViewCast develops video and audio communication products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers and ViewCast(R) IVN enterprise software and systems. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets.
     Visit the company's Web site (http://www.viewcast.com) for more information.

     Safe Harbor Statement

     Certain statements, including those made by George Platt and those regarding business outlook, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements and manage growth; increased competition in the media communications market; and the ability of the company to obtain and enforce its patents; and avoid infringing upon third parties' patents. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

     All trademarks are property of their respective holders.


     CONTACT: ViewCast Corporation
              Mark Quigley, 972-488-7200
              markq@viewcast.com
              or
              Michael A. Burns & Associates Inc.
              Virginia Stuart, 214-521-8596 x223
              vstuart@mbapr.com